EXHIBIT 10.1

Mr. Sam Jankovich
Chairman & CEO
EnterConnect, Inc.
100 Century Center Court
Suite 650
San Jose, California 95112
March 5, 2009

FINANCING & STRATEGIC ADVISORY AGREEMENT

Pursuant to our recent discussions, regarding possible financing and strategic transactions, please find below a Financing & Strategic Advisory Agreement (the “Agreement”) by and between EnterConnect Inc., a Nevada Corporation (the “Company”), and John Thomas Financial, Inc. (“the “Advisor”). The term Company is understood to include any entity in which the Company has an ownership, profits or similar interest, including any entity formed for the purpose of facilitating a transaction, as well as any successor company.

Section 1.        Engagement of Advisor.  The Company hereby engages the Advisor on a non-exclusive basis to provide general investment banking and management consulting services. The Company hereby engages the Advisor to provide investment banking services, for the term of this Agreement, and the Advisor hereby agrees, to advise, consult with, and assist the Company with the identification and/or consummation of several types of transactions, including but not limited to: (1) a transaction with an acquiror, acquisition target company or merger partner, which is referred to as a “Merger Transaction”; (2) a joint venture, corporate alliance, or licensing transaction to or from the Company, which is referred to as a “Corporate Partnering Transaction” (a Merger Transaction and a Corporate Partnering Transaction are sometimes defined herein, and referred to for reasons of clarity, collectively as a “Strategic Transaction”); (3) a sale of equity, equity-related or debt securities, which is referred to as a “Financing Transaction”; and (4) a review of the Company’s business, properties, operations and financial condition, including advising on capitalization and recapitalization structures.

Section 2.  Compensation.  As compensation for services rendered to the Company under this Agreement, the Company shall pay to the Advisor the following compensation:

Section 2.1.       Retainer Fees.  Retainer fees shall be payable to the Advisor by the Company as follows:

(a) To compensate the Advisor for general management consulting for the Company which may include assistance in building and developing the Company in anticipation of investment banking transactions, advising in matters related to share price appreciation, assisting in the Company’s start-up activities, consulting on the Company’s strategy and business development, leveraging the industry contacts and network of the Advisor for the benefit of the Company, assisting in the identification and recruiting of key personnel for the Company, reviewing the Company’s scientific and technical matters, assisting in the development of the Company’s business plan and forecasts, recommending Board member candidates for the Company, recommending vendors and service companies, and other non-investment banking activities:

(1)  a general management consulting fee of $5,000 shall be payable in cash within 10 business days following the signing of this Agreement and shall be received by the Advisor free of any wire transfer or other bank charges,

(2)  a general management consulting fee of 100,000 shares of the common stock of the Company will be issued by the Company to the Advisor within 10 business days following the signing of this Agreement. The common shares will be transferable to directors, officers, independent contractors and employees of the Advisor. The Advisor will have piggyback registration rights equal to the piggyback registration rights granted to any other person in connection with any of the transactions contemplated by this Agreement.

(b) To compensate the Advisor for guidance with respect to Financing and Strategic Transactions as required, at monthly intervals, a retainer payment of $15,000 per month, during the term of this Agreement, each such payment being referred to as an "Advisory Fee", will be owed by the Company, to be paid to the Advisor and will accrue, on the 20th day of the month in each month for which the Advisory Fee is due, as short term debt. This fee is only payable if the Advisor is requested in writing to raise additional capital the Company. The Advisory Fee will bear interest at the rate of 10% per annum, and each month’s Advisory Fee shall be represented by a promissory note (each, a “Fee Note”). Each Fee Note will be due and payable as to principal and accrued and unpaid interest upon the earlier of (i) six months from the issuance of the respective Fee Note or (ii) the consummation of the Financing and/or Strategic Transaction.

All of the Fee Notes shall be repayable in cash and shall the proceeds therefrom shall be received by the Advisor free of any wire transfer or other bank charges. These payments are independent of and in addition to any payments due under any other section in this Agreement.

For the avoidance of doubt, the terms pursuant to which the Advisor shall raise additional funds for the Company shall be governed by the Advisors customary Placement Agreement, a form of which will be provided to the Company upon request.

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Section 2.2.  Success Fee.

(a)  The Company agrees to pay the Advisor a fee upon the completion of any Financing Transaction as set forth in Exhibit A hereto. The fee for any subsequent Financing Transaction shall be determined as set forth in Exhibit A hereto.

(b)      The Company agrees to pay the Advisor a fee upon the completion of any Strategic Transaction as set forth in Exhibit B hereto. The fee for any subsequent Strategic Transaction shall be determined as set forth in Exhibit B hereto.

Section 2.3.      Written Opinions.  In the event that the Company desires to have the Advisor furnish any formal written opinion as to the financial aspects of any transaction, such as a fairness opinion or valuation, then such transactions will be subject to a separate engagement.

Section 2.4.     Expenses.  The Company will pay or reimburse the Advisor for all reasonable out-of-pocket costs and expenses incurred by the Advisor (any individual expense not to exceed $2,500 without prior written approval, including by email, from the Company) solely in performing its obligations under this Agreement, which costs and expenses shall include, but not be limited to, patent opinion by outside counsel, if deemed necessary by the Advisor in its reasonable judgment (the Company will directly engage and pay patent counsel for a second patent opinion), travel expenses incurred in performing its duties, including due diligence, in connection with this Agreement and possible transactions, legal fees and expenses, costs of supplies, telecommunications and information expenses, copying and mailing and all other expenses reasonably incurred by the Advisor in performing its obligations under this Agreement. Reimbursable expenses shall be payable in cash within 10 business days of the date of the invoice, and shall be received by the Advisor free of any wire transfer or other bank charges.

Section 2.5.      Right of First Refusal.  The Advisor shall have a right of first refusal to act as exclusive advisor for any Strategic Transaction conducted during the first 12 months following the closing of any Financing, provided such Strategic Transaction is introduced to the Company by the Advisor. The fee for any subsequent Strategic Transactions shall be determined as set forth in Section 2.2.

Section 2.6.     Fee Tail.  Advisor shall be entitled to the fees described herein, including warrants, calculated in the manner provided herein with respect to any subsequent Financing Transaction or Strategic Transaction of any kind (each, a “Subsequent Transaction”) to the extent that such Subsequent Transaction is between the Company, or any affiliate of the Company, and any “Commissionable Party”, as defined below, if such Subsequent Financing is consummated at any time within the 18-month period following the expiration or termination of this Agreement (the “Tail Period”).

The term “Commissionable Party” means (i) a natural person or an entity (each, a “party”), with whom the Advisor has been in contact, has been introduced through the efforts of the Advisor, or introduced through the use of any work products or materials produced by the Advisor, directly or indirectly, during the term of this Agreement or (ii) a party or parties, obtained by the Company during the term of this Agreement who have been furnished any work products or materials produced by the Advisor. If the Financing or Strategic Transaction has not been consummated prior to the termination or expiration of this Agreement, the Advisor and the Company shall prepare and deliver a mutually agreed upon list of Commissionable Parties. Notwithstanding the foregoing, any list of Commissionable Parties sent by the Advisor to the Company, if not objected to by the Company in writing within 10 days after the receipt thereof, shall be deemed to be mutually agreed upon.

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Section 3.         Information.  In connection with a transaction contemplated by this Agreement, the Company will cooperate with the Advisor and will furnish the Advisor with all information and data concerning the Company, the transaction and such other information which the Advisor and the Company deem appropriate (the “Information”) and will provide the Advisor and any prospective counter party or investor with access to the Company’s officers, directors, independent accountants and legal counsel. The Company warrants and represents that, to the best of the Company’s knowledge, all Information (a) provided or otherwise made available to the Advisor by or on behalf of the Company or (b) contained in any information memorandum, presentations, or business plans prepared by the Company with respect to the proposed transaction will, at all times during the period of the engagement of the Advisor hereunder, be correct in all material respects and will not contain any untrue statement of a material fact or omit a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Advisor acknowledges that all of such Information is proprietary to the Company and agrees to keep such Information confidential and not to disclose any of such Information to any third party, except for third parties to whom the Advisor shall present such Information for purposes of evaluation of a transaction pursuant to this Agreement and to its financial and legal advisors.

The Company further warrants and represents that any projections approved or provided by it to the Advisor or contained in the information memorandum, presentations, or business plans will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in rendering services hereunder, the Advisor will be using and relying upon the Information (and information available from public sources and other sources deemed reliable by the Advisor) without independent verification thereof by the Advisor or independent appraisal by the Advisor of any of the Company’s assets.

Section 4.         Business Practice.  The Company recognizes that the Advisor is in the business of advising and consulting with other businesses, some of which businesses may be in competition with the Company. The Company acknowledges and agrees that the Advisor may advise and consult with other businesses, including those which may be in competition with the Company, and shall not be required to devote its full time and resources to performing services on behalf of the Company under this Agreement. The Advisor shall only be required to expend such time and resources as are reasonably appropriate to advise and assist the Company as provided for herein.

Section 5.         Indemnification.  (a) The Company agrees to indemnify and hold harmless the Advisor and its affiliates, agents, independent contractors and advisors, and their respective directors, officers, employees, agents and controlling persons (each such person is hereinafter referred to as an “JTF Indemnified Party”), from and against any and all losses, claims, damages, liabilities and expenses whatsoever, joint or several, to which any such JTF Indemnified Party may become subject under any applicable federal or state law of the United States of America or otherwise, caused by, relating to or arising out of the engagement evidenced hereby. The Company will reimburse any JTF Indemnified Party for any expenses (including reasonable attorney fees and expenses) as they are incurred by an JTF Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not resulting in liability; provided, however, that at the time of such reimbursement the JTF Indemnified Party shall have entered into an agreement with the Company whereby the JTF Indemnified Party agrees to repay all such reimbursed amounts if it is determined in a final, non-appealable judgment by a court of competent jurisdiction that the JTF Indemnified Party is not entitled to indemnity from the Company. Notwithstanding the foregoing, the Company shall not be liable to any JTF Indemnified Party under the this Section 5(a) to the extent that (a) any loss, claim, damage, liability or expense is determined in a final, non-appealable judgment by a court of competent jurisdiction to result directly from any such JTF Indemnified Party's willful misconduct or gross negligence or (b) to the extent that the Advisor is required to indemnify the Company pursuant to Section 5(b) hereof.

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(b)     The Advisor agrees to indemnify and hold harmless the Company, and their affiliates, agents, and advisors, and their respective directors, officers, employees, agents and controlling persons (each individually a "Company Indemnified Party"), from and against any and all losses, claims, damages, liabilities and expenses whatsoever, joint or several, to which any such Company Indemnified Party may become subject under any applicable federal or state law of the United States of America or otherwise, caused by, relating to or arising out of the Advisor's breach of a representation, warranty or covenant herein. The Advisor will reimburse any Company Indemnified Party for all expenses (including reasonable attorney fees and expenses) as they are incurred by such Company Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not resulting in liability; provided, however, that at the time of such reimbursement the Company Indemnified Party shall have entered into an agreement with the Advisor whereby the Company Indemnified Party agrees to repay all such reimbursed amounts if it is determined in a final, non-appealable judgment by a court of competent jurisdiction that the Company Indemnified Party is not entitled to indemnity from the Advisor. Notwithstanding the foregoing, the Advisor shall not be liable to any Company Indemnified Party under this section 5(b) to the extent that (a) any loss, claim, damage, liability or expense is determined by a court of competent jurisdiction in a final, non-appealable judgment to result directly from any such Company Indemnified Party's willful misconduct or gross negligence, or (b) to the extent the Company is required to indemnify the Advisor therefore pursuant to section 5(a) hereof.

(c)                       If for any reason (other than a final non-appealable judgment finding any JTF Indemnified Party or the Company or Company Indemnified Party (any such party, an “Indemnified Party”) liable for losses, claims, damages, liabilities or expenses for its gross negligence or willful misconduct) the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the other party shall contribute to the amount paid or payable by an Indemnified Party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Advisor on the other, but also the relative fault by the Company, the Advisor and each Indemnified Party, as well as any relevant equitable considerations, subject to the limitation that in no event shall the total contribution of all JTF Indemnified Parties to all such losses, claims, damages, liabilities or expenses exceed the amount of fees actually received and retained by the Advisor hereunder.

Section 6.         Term of Agreement.  This Agreement shall terminate one (1) year after the date hereof unless extended by mutual agreement. After the completion of the first three (3) months of this Agreement, the Company may elect to terminate this Agreement upon written 30 days advance notice to the Advisor. After the completion of the first three (3) months of this Agreement, the Advisor may elect to terminate this Agreement upon written 30 days advance notice to the Company. Upon termination of this Agreement, neither party shall have any further rights or obligations to the other, except that (i) the Company shall be obligated to pay any unpaid fees under Section 2.1 hereof, (ii) the Company shall continue to be bound by the provisions of Section 2.6 hereof, (iii) the Company shall be obligated to reimburse expenses under Section 2.4 incurred by the Advisor during the period prior to termination of this Agreement or related to transactions continuing beyond termination of the Agreement, and (iv) the Advisor and the Company shall continue to be bound by the provisions of Section 5 hereof.

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Section 7.          Relationship of Parties.  The parties agree that their relationship under this Agreement is an advisory relationship only, and nothing herein shall cause the Advisor to be partners, agents or fiduciaries of, or joint venturers with, the Company or with each other.

Section 8.         Notices.  All notices required or permitted herein must be in writing and shall be deemed to have been duly given the first business day following the date of service if served personally, on the first business day following the date of actual receipt if delivered by telecopier, telex or other similar communication to the party or parties to whom notice is to be given, or on the third business day after mailing if mailed to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to the Advisor:

John Thomas Financial, Inc.
14 Wall Street, 5th Floor
New York, New York 10005
Attention: Michael Molinaro,
Director of Compliance
Telefax number (212) 618 1644

With a copy to:

Meister Seelig & Fein LLP
Two Grand Central Tower
140 East 45th Street, 19th Floor
New York, New York 10017
Attention: Mitchell Schuster, Esq.
Telefax number (212) 655-3535

If to the Company:

EnterConnect, Inc.
100 Century Center Court
Suite 650
San Jose, California 95112
Attention: Mr. Sam Jankovich, Chairman and CEO
Telefax number: [insert]

With a copy to:

Taylor English Duma LLP
1600 Parkwood Circle
Suite 400
Atlanta, Georgia 30339
Attn:  Bruce S. Richards, Esq.
Telefax Number: (770) 434-7376

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or to such other individuals and addresses as either party hereto may designate to the other by notice from time to time for this purpose.

Section 9.          Parties.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 10.       Arbitration, Choice of Law; Costs.  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State, without regard to principles of conflict of laws. Any disputes, controversies or claims (“Disputes”) arising out of or relating to this Agreement, or the breach thereof, shall be referred to a sole arbitrator selected in accordance with the rules of the American Arbitration Association (“AAA”) sitting in New York, New York and enforcement of and/or challenges to any determination made by such arbitrators shall be determined in accordance with the laws of the State of New York. Any award issued by the AAA shall be final and binding, and judgment upon the award rendered may be entered in any court having jurisdiction. Neither party may seek punitive damages and any and all requests for supporting documentation or depositions may only be granted upon determination of the arbitrator.  Such arbitration shall be the exclusive method of resolving Disputes. Without limiting the generality of the foregoing, the parties expressly waive resort to any judicial or other mechanism for the enforcement of any rights and remedies under this Agreement, except to the extent that judicial relief may be sought solely to compel a party to this Agreement to abide by the exclusive means of dispute resolution set forth herein. Notwithstanding the foregoing, the parties agree that to the extent that actions or inactions by either party may expose either party to irreparable harm, that either party shall be allowed to protect its rights through application to appropriate State and/or Federal courts for Temporary Restraining Orders pending arbitration resolution.  Each party shall be liable for their own costs and expenses related to the arbitration, including attorneys’ fees.

Section 11.       Entire Agreement, Waiver.  This Agreement constitutes the entire Agreement between the parties hereto and supersedes all prior Agreements relating to the subject matter hereof. This Agreement may not be amended or modified in any way except by subsequent Agreement executed in writing. Either the Company or the Advisor may waive in writing any term, condition, or requirement under this Agreement which is intended for its own benefit, and written waiver of any breach of such term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

Section 12.       Public Announcements.  If the Company completes a Strategic Transaction and/or Financing Transaction in any form, the Company and the Advisor shall mutually agree as to suitable wording that describes the advisory role played by the Advisor, for inclusion in the Advisor’s and/or Company’s press releases concerning the Strategic Transaction and/or Financing Transaction.

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Section 13.       Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on anyone counterpart). In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or e-mail signature page were an original thereof. This Agreement shall become effective when one or more counterparts has been signed and delivered by each of the parties hereto.

Section 14.       Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future laws, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision there shall be deemed added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to cause such provision to be legal, valid and enforceable.

Section 15.       Interpretation.  The parties hereto have participated jointly in the negotiating and drafting of this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 16.        Headings.  The captions and headings used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

John Thomas Financial, Inc. (“Advisor”)

By:  /s/ Thomas Belesis

Name: Thomas Belesis
Title: Chief Executive Officer

EnterConnect, Inc. (“Company”)

By: /s/ Sam Jankovich

Name: Sam Jankovich
Title: Chairman and Chief Executive Officer

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EXHIBIT A - FINANCING FEES

A. 1.	Fee for Equity or Equity Equivalent Financing (“Equity Financing”).

In the event the Company consummates any Equity Financing of its equity or equity equivalent securities, pursuant to the terms of this Agreement, regardless of the size of the transaction, the Company shall pay to the Advisor a fee equal to (a) thirteen percent (13%) of the aggregate gross proceeds of each Equity Financing. Any fee payable to the Advisor shall be paid in cash to the Advisor by the Company at the closing of the transaction and shall be received by the Advisor free of any wire transfer or other bank charges. At the closing, the Advisor shall also be granted a five-year cashless warrant or option for shares or an equivalent interest equal to fifteen percent (15%) of the value of any Equity Financing at a price equal to the effective price of the financing and will contain customary provisions, including those pertaining to anti-dilution, demand and piggyback registration rights including: (i) exercisable at any time before the fifth anniversary of the closing of a Transaction, (ii) transferable to directors, officers, independent contractors and employees of the Advisor, and (iii) grant the advisor registration rights equal to the registration rights granted to investors in the Equity Financing. For the avoidance of doubt, the number of warrants to be issued to the Advisor by the Company will be determined by multiplying the warrant success fee, 15%, times the aggregate gross proceeds of the Equity Financing divided by the per share common stock equivalent price utilized for the Equity Financing. The exercise price of each warrant granted to the Advisor shall be equal to 100% of the per share common stock equivalent price used to calculate the number of warrants as described above.

For the purposes of this Agreement, equity securities shall be deemed to include any form of common or preferred stock or any security or instrument, including debt, which is directly or through warrants, options, or similar instruments, convertible into, or exchangeable for, equity securities of the Company.

In the event any consideration is agreed to be paid in connection with the Equity Financing at closing and/or over a period of time following the closing, the Advisor shall be paid its fee with respect to that future consideration as and when it is paid to the Company, subject to the Company first meeting its obligation to pay the full minimum fee to the Advisor at closing.

A.3	Fee for Public Offering

If the Company undertakes a public offering of its debt or equity securities within the term of this agreement (12 months) the Advisor will serve as lead manager and the Company shall pay to the Advisor (a) a fee equal to ten percent (10%), and (b) a non-accountable expense allowance equal to three percent (3%), each of the aggregate gross proceeds of each equity Financing Transaction. Any fee and expense allowance payable to the Advisor shall be paid in cash to the Advisor by the Company at the closing of the transaction and shall be received by the Advisor free of any wire transfer or other bank charges. At the closing, the Advisor shall also be granted a five-year cashless warrant or option for shares or an equivalent interest equal to ten percent (15%) of the value of any Private Equity Financing at a price equal to the effective price of the Financing and will contain customary provisions, including those pertaining to anti-dilution, demand and piggyback registration rights including: (i) exercisable at any time before the fifth anniversary of the closing of a Transaction, (ii) transferable to directors, officers, independent contractors and employees of the Advisor, and (iii) grant the advisor piggyback registration rights equal to the piggyback registration rights granted to investors in the public offering.  For the avoidance of doubt, the number of warrants to be issued to the Advisor by the Company will be determined by multiplying the warrant success fee, 15%, times the aggregate gross proceeds of the Private Equity Financing divided by the per share common stock equivalent price utilized for the Private Equity Financing. The exercise price of each warrant granted to the Advisor shall be equal to 100% of the per share common stock equivalent price used to calculate the number of warrants as described above. Advisor may reallocate its share the investment banking fees with a co-manager and to allow the co-manager to receive a customary percentage of the fees. Such fees, underwriting spreads, expense reimbursements and other transaction costs may reflect negotiations with an underwriting group for which the Advisor will act as lead manager.

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For the purposes of this Agreement, equity securities shall be deemed to include any form of common or preferred stock or any security or instrument, including debt, which is directly or through warrants, options, or similar instruments, convertible into, or exchangeable for, equity securities of the Company.

In the event any consideration is agreed to be paid in connection with the Equity Financing at closing and/or over a period of time following the closing, the Advisor shall be paid its fee with respect to that future consideration as and when it is paid to the Company, subject to the Company first meeting its obligation to pay the full minimum fee to the Advisor at closing.

The full terms of the relationship between the Advisor and the Company in connection with any such public offering shall be governed by the provisions of an Underwriting Agreement containing terms customary to a transaction of this type.

A.2.	Fee for Debt Financing (“Debt Financing”).

In the event the Company consummates any Debt Financing of its debt securities, pursuant to the terms of this Agreement, regardless of the size of the transaction, the Company shall pay to the Advisor a fee equal to (a) eight percent (8%) of the aggregate gross proceeds of each Debt Financing if the aggregate gross proceeds are less than or equal to $10 million, provided that the minimum fee for such debt financing be $250,000; (b) six and one-half percent (6.5%) of the aggregate gross proceeds of each Debt Financing if the aggregate gross proceeds are greater than $10 million but less than or equal to $15 million; and (c) five percent (5%) of the aggregate gross proceeds of each Debt Financing if the aggregate gross proceeds are greater than $15 million. Any fee payable to the Advisor shall be payable in cash to the Advisor by the Company at the closing of the transaction and shall be received by the Advisor free of any wire transfer or other bank charges.

In the event any consideration is agreed to be paid in connection with the Debt Financing at closing and/or over a period of time following the closing, the Advisor shall be paid its fee with respect to that future consideration as and when it is paid to the Company, subject to the Company first meeting its obligation to pay the full minimum fee to the Advisor at closing.

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EXHIBIT B - STRATEGIC TRANSACTION FEES

In the event the Company consummates any Strategic Transaction (except with respect to a Merger Transaction or a Corporate Partnering Transaction, as further set forth below) involving the Company and a counter party, regardless of the size of the transaction, the Company shall pay to the Advisor a fee with respect to such transaction equal to a percentage amount of the Transaction Value (as defined below) paid or received by the Company in the transaction, which percentage amount shall be 5% of the first $7.5 million or portion thereof of the Transaction Value, 4% of the next $7.5 million or portion thereof of the Transaction Value, 3% of the next $10 million or portion thereof of the Transaction Value, and 2% of the balance of the Transaction Value, provided that the minimum fee for each transaction will be: (a) $350,000 for a Merger Transaction, (b) $200,000 for a Corporate Partnering Transaction.

As used herein, “Transaction Value” shall include (i) cash paid in the transaction, (ii) the fair market value of any securities issued, as shall be mutually agreed upon at the closing of the Transaction, (iii) the fair market value of any other property transferred in connection with the transaction, as mutually determined by the parties. If the parties cannot come to such mutual determination, the fair market value described above shall be determined by arbitration, (iv) balance sheet indebtedness assumed in connection with the transaction, (v) cash or the fair market and/or net present value of property paid to any officers, directors, employees or affiliates as consideration for any covenant not to compete or similar agreement related to the transaction (excluding options issued to management as part of ongoing employment or consulting arrangements), as mutually determined by the parties. If the parties cannot come to such mutual determination, the fair market and/or net present value described above shall be determined by arbitration, and (vi) the fair market and/or net present value of all technology access/license fees, R&D support payments and science/ regulatory/clinical development or commercialization milestone bonus payments to the Company by a counter party or the converse, as mutually determined by the parties. If the parties cannot come to such mutual determination, the fair market and/or net present value described above shall be determined by arbitration.

In the event any contingent consideration is agreed to be paid in connection with the Strategic Transaction (such as, for example, consideration payable upon the fulfillment of some condition or event which may or may not occur in the future), then such contingent consideration shall be included in the Transaction Value, and the Advisor shall be paid its fee with respect to that contingent consideration as and when it is paid, subject to the Company first meeting its obligation to pay the full minimum fee to the Advisor at closing.

For the avoidance of doubt, if the upfront Transaction Value (as defined by the total of the upfront components, (i) through (vi), of Transaction Value) available to the Company at the closing of a transaction trigger a minimum fee (i.e., $350,000 for a Merger Transaction and $200,000 for a Corporate Partnering Transaction), the minimum fee will paid to the Advisor at closing. Any subsequent proceeds to the Company will not trigger additional success fee payments to the Advisor until the cumulative Transaction Value multiplied by the applicable success fees exceeds the minimum fee already paid, after which the success fees of any incremental proceeds received by the Company will be paid to the Advisor when received by the Company.

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